Exhibit 99(p)(4)(v)

Code of Ethics

June 8, 2018

INTRODUCTION	2

Purpose of this Summary	2

CODE OF ETHICS	2

Fiduciary Duty – Advisers Act	2

Fiduciary Duty – Investment Company Act	4

Advisory Client Opportunities	5

Insider Trading	7

Personal Securities Transactions	12

Gifts, Entertainment, and Contributions	20

Outside Business Activities	24

Confidentiality	26

Conflict of Interest Policy	28

Disclosure of Portfolio Holdings	31

Code of Ethics

INTRODUCTION

Purpose of this Summary

This document presents a summary of the Firm’s “Code of Ethics” and related compliance policies and procedures as described in the SEC Manual dated June 8, 2018. This document is intended as a summary only.

CODE OF ETHICS

Fiduciary Duty – Advisers Act

The Firm is a fiduciary of its Advisory Clients and owes each Advisory Client an affirmative duty of good faith and full and fair disclosure of all material facts. Most violations of fiduciary duty are associated with a violation of the general antifraud provisions contained in Section 206 of the Advisers Act. The SEC has made clear that these general antifraud provisions of Section 206 apply not only to Advisory Clients, but also to prospective Advisory Clients and in the case of fund(s) advised by the Firm, any investor or prospective investor in the fund. Mere negligence on the part of the Firm in breaching its fiduciary duty to an Advisory Client, or its investors or prospective investors, is sufficient to establish a violation under the Advisers Act. For example, the Firm must take care not to include false or misleading statements in private placement memoranda, its Form ADV, investor reports, responses to “requests for proposals,” or other disclosures to Advisory Clients, investors or prospective Advisory Clients or investors.

The adviser’s fiduciary duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Advisory Clients and may not participate in any activities that may conflict with the interests of Advisory Clients except in accordance with this Manual or as otherwise approved by the CCO. In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s Advisory Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.	Place the interests of Advisory Clients first. We may not cause an Advisory Client to take action, or not to take action, for our personal benefit rather than the benefit of the Advisory Client. For example, causing an Advisory Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code of Ethics.

Code of Ethics

2.	Moderate gifts and entertainment. The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the Firm could call into question the exercise of our independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations in this Code of Ethics.

3.	Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all applicable restrictions, reporting requirements and procedures regarding inside information and personal and proprietary trades. Employees must not take any action with regards to their personal securities transactions that could result in a violation of this Code of Ethics.

4.	Keep information confidential. Information concerning Advisory Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.	Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and of you as an Employee of the Firm and integrate compliance into the performance of all duties.

6.	Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the CCO, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

7.	Report all types of violations or potential violations of this Code of Ethics. Such violations may include but are not limited to the following: noncompliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the Firm’s business; material misstatements or omissions in regulatory filings, the Firm’s books and records, or reports provided to Clients and other third parties; activity that is harmful to Clients, including fund investors; and deviations from required Firm procedures that protect Clients and the Firm. Violations of the Code of Ethics should be reported promptly to the Chief Compliance Officer or other appropriate senior management of the Firm should the matter involve the Chief Compliance Officer.

8.	Participate in Ethics Training Program. All Employees registered with the Commodity Futures Trading Commission must participate in periodic training on developments and changes in the contract markets, futures products, rules and regulations, technology, and firm policies and procedures, as required by the Commodity Exchange Act.

Code of Ethics

Fiduciary Duty – Investment Company Act

Rule 17j-1(c)(1)(i) under the Investment Company Act requires that an investment adviser to a registered fund “adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any prohibited conduct.” More specifically, under Rule 17j-1(b) Employees may not engage, directly or indirectly, in fraudulent conduct in connection with the purchase or sale of a security held or to be acquired by a Mutual Fund Advisory Client, including without limitation:

●	To employ any device, scheme or artifice to defraud Mutual Fund Advisory Clients;

●	To make any untrue statement of a material fact to Mutual Fund Advisory Clients or omit to state a material fact necessary in order to make the statements made to Mutual Fund Advisory Clients, in light of the circumstances under which they are made, not misleading;

●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on Mutual Fund Advisory Clients; or

●	To engage in any manipulative practice with respect to Mutual Fund Advisory Clients.

Rule 17j-1(c)(2)(ii) requires an investment adviser to provide an annual written report to the Mutual Fund Advisory Client’s Board of Trustees. To the extent the Firm serves as an investment adviser to a registered fund, the Firm’s CCO shall, on a periodic basis, but not less than annually, prepare a written report to each registered Mutual Fund Advisory Client’s CCO and its Board of Trustees setting forth the following:

1.	A description of any issues arising under the Code of Ethics or underlying procedures since the last report to the Mutual Fund Advisory Client’s Board of Trustees including, but not limited to, information about material violations of the Code of Ethics or underlying procedures and sanctions imposed in response to the material violations;

2.	A certification on behalf of the Firm that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics; and

3.	A summary of existing procedures concerning personal investing and any changes in procedures made during the past year

The Policies and Procedures in this Manual implement these general fiduciary principles in the context of specific situations.

Code of Ethics

Advisory Client Opportunities

Law

No Employee may cause or attempt to cause any Advisory Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Advisory Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Advisory Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Advisory Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Advisory Clients.

Policy

The Firm permits Employees to maintain personal securities accounts provided that such accounts are disclosed to Welton and that any personal trading is consistent with applicable law and with the Manual (see the “Personal Securities Transactions” section of this Manual). As a principle, an Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Advisory Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of an Advisory Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of an Advisory Client.

The nature of the Firm’s advisory business is such that the Firm does not, and will not, acquire securities of limited availability for an Advisory Client’s account. Accordingly, an Employee’s acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of an Advisory Client could not likely occur. For that reason, Employees are not prohibited from acquiring securities of limited availability for their personal accounts. In the case of trades in listed securities in broad and deep markets, where the Employees’ participation will not affect Advisory Client investment opportunities, Employees may participate in such trades. However, all such trading must be in compliance with the Personal Securities Transactions section of this Manual.

An Employee may not cause or attempt to cause any Advisory Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

Code of Ethics

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account, as discussed below in the Personal Securities Transactions section) stands to benefit materially from an investment decision that the Employee is recommending or making for an Advisory Client, the Employee must disclose that interest to the CCO and obtain approval prior to making the investment.

Restriction on Investment. Based on the information given, the CCO will decide whether to restrict an Employee’s participation in the investment decision or investment. In making these determinations, the CCO will consider the following factors: (i) whether the opportunity was suitable for any Advisory Client; (ii) whether any Advisory Client was legally and financially able to take advantage of the opportunity; (iii) whether any Advisory Client would be disadvantaged by the Employee’s interest or participation; (iv) whether the Employee’s interest is de minimis; and (v) whether the Employee’s interest or participation is clearly not related economically to the securities to be purchased, sold or held by any Advisory Client.

Record of Determination and Monitoring. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the CCO. The CCO will monitor Employees’ personal securities transactions to identify, and will investigate any instance of, an Employee purchasing or selling a security of limited availability or limited market interest, respectively, prior to making the opportunity available to Advisory Clients.

The Firm will use SchwabCT, a compliance software provider, to assist the Firm with monitoring Employees’ personal securities transactions and, as needed, documenting investigations, findings and resolutions. Any exceptions to the use of ScwhabCT (e.g., for monitoring private placement investments) must be approved by the CCO.

Code of Ethics

Insider Trading

Law

In the course of business, the Firm and its Employees may have access to various types of material non-public information (“MNPI”) about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities. Trading while in possession of MNPI or communicating such information to others who may trade on such information is a violation of the securities laws. This conduct is frequently referred to as “insider trading” (whether or not one is an “insider”).

While the law concerning insider trading is not static, it is generally understood to prohibit:

●	trading by an insider while in possession of MNPI, and in the case of an investment adviser, information pertaining to the adviser’s positions or trades for its clients may be MNPI;

●	trading by a non-insider while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

●	communicating MNPI to others; or

●	trading ahead of research reports or recommendations prepared by the Firm.

Concerns about the misuse of MNPI by the Firm or Employees may arise primarily in two ways. First, the Firm may come into possession of MNPI about another company, such as an issuer in which it is investing for clients or in which its own personnel might be investing for their own accounts.

Second, the Firm as an investment adviser has MNPI in relation to its own business. The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations, as well as securities holdings and transactions of clients.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and bank and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

Code of Ethics

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the issuer’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

Similarly, there could be circumstances under which so-called “political intelligence” – otherwise nonpublic information gleaned from interactions with government officials, either directly by employees or through “political intelligence” firms that provide information to such information for a fee - could be deemed material nonpublic information. In addition, as indicated, the SEC has stated that information concerning an investment adviser’s holdings or transactions may be MNPI.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping involves providing MNPI to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring MNPI from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading. Penalties for trading on or communicating MNPI are severe; both for individuals involved in such unlawful conduct and their employers and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

Code of Ethics

Policy

The Firm forbids any Employee to trade, either personally or on behalf of others, including Advisory Clients, while in possession of MNPI or to communicate MNPI to others in violation of the law. The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as Employees of the Firm.

In addition, it is the policy of the Firm that all information about Advisory Client holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Advisory Clients. Despite this blanket prohibition, some trades in which the Firm has also invested for Advisory Clients may be permitted because the fact that the Firm has made or delegated such investments may not be viewed as material information, such as, cash and cash equivalents. The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible and the procedures to follow in making such trades.

Other: As part of its research process, the Firm does not permit the use of expert networks, obtaining research from political participants, meeting with public company management or investor relations staff, or obtaining research from private fund investors1. Neither the firm nor any Employee may establish or trade on an Exchange Act Rule 10b5-1 plan without the approval of the CCO. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

Procedures

The Use of SchwabCT. The Firm will use SchwabCT, a compliance software provider, to assist in the Firm’s surveillance and review procedures for the detection of insider trading. Procedures for this compliance activity will conform to the user interface protocol required by SchwabCT. Should the CCO determine that for any reason SchwabCT is not reasonably available or appropriate for assisting in the surveillance and review procedures for the detection of insider trading, the procedures described below will become effective.

1 Although the term “value-added” investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the adviser (such as industry expertise or access to individuals in the investor’s network) beyond just the value of their investment.

Code of Ethics

Identification and Protection of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

●	Report the matter immediately to the CCO, who will document the matter.

●	Refrain from purchasing or selling the securities on behalf of himself or herself or others.

●	Refrain from communicating the information inside or outside the Firm other than to the CCO.

If the CCO determines that an Employee is in possession of MNPI, he or she will notify all Employees that the security is restricted and place the security on the Restricted List. All decisions about whether to restrict a security or remove a security from restriction will be made by the CCO. Restrictions on such securities also extend to options, rights and warrants relating to such securities. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the CCO. If trading in a security is restricted, Employees are prohibited from communicating that fact to anyone outside the Firm. A security will be removed from restriction if the CCO determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information. Documents and files that contain MNPI must be secure in order to minimize the possibility that such information will be transmitted to an unauthorized person. Such documents and files must be stored in locked file cabinets or other secure locations and confidential information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons. Employees may not discuss MNPI with, or in the presence of, persons who are not affiliated with the Firm or authorized to receive such information, and should thus avoid discussions of MNPI in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally.

Detecting Insider Trading. To detect insider trading, the CCO and with respect to certain designated accounts, senior management, will review the trading activity of Advisory Client accounts, Employee accounts, and other Firm accounts. It is also the responsibility of each Employee to notify the CCO of any potential insider trading issues. The CCO will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

Selective Disclosure. Non-public information about the Firm’s investment strategies, trading, and Advisory Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Federal Securities Laws may prohibit the dissemination of such information and doing so may be considered a violation of the fiduciary duty that the Firm owes to its Clients. Absent specific disclosure, all investors should have equal access to information about a private fund’s holdings and activities.

Code of Ethics

Subadvisory Relationships. The Firm may delegate management of Advisory Client assets to third-party managers. In doing so, the Firm may receive MNPI about these managers’ investment strategies and trading activities. The Firm’s Employees are prohibited from trading on, or improperly utilizing, MNPI obtained from third-party managers.

Code of Ethics

Personal Securities Transactions

Law

Employee investments must be consistent with the principal of the Firm to always put Advisory Client interests first and with the requirements that the Firm and its Employees not trade on the basis of MNPI concerning the Firm’s investment decisions for Advisory Clients or Advisory Client transactions or holdings.

Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act requires in effect that a registered investment adviser’s “access persons” report their transactions and holdings periodically to the CCO and that the adviser review these reports.

Under the SEC definition, the term “access person” includes any employee who (i) has access to non-public information regarding Advisory Clients’ purchase or sale of securities or (ii) is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Advisory Clients or who has access to such recommendations that are non-public (“Access Persons”).

Transaction Reporting Requirements. All Access Persons must file with the CCO initial and annual holdings reports and quarterly transaction reports with respect to all Covered Instruments of which he or she is a “Beneficial Owner.”

“Beneficial Owner” of securities means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term pecuniary interest means the opportunity to profit or share in any profit from a transaction in the security. An Access Person is presumed to be the Beneficial Owner of accounts of the Access Person and immediate family members who share the Access Person’s household. All such accounts are referred to as “Access Person Accounts.” The Firm has determined to consider “Access Person Accounts” also to include accounts of anyone to whose support the Access Person materially contributes and other accounts over which the Access Person exercises discretion or a controlling influence. To exclude such an account from the reporting requirements, the Access Person must provide the CCO with written documentation showing that someone else has been retained or has been granted investment discretion over the account or otherwise demonstrating that the account should not be considered an Access Person Account. Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Code of Ethics

Policy

Access Person. For the purposes of this Policy, an “Access Person” under Rule 204A-1 of the Advisers Act and Rule 17j-1 under the Investment Company Act is defined as follows:

●	All full-time Employees of the Firm;

●	All Officers of the Firm;

●	Part-time Employees of the Firm with full access to client positions, trading signals and proprietary research;

●	Directors of the Firm with full access to client positions, trading signals and proprietary research; and

●	Consultants and/or Interns associated with the Firm for a period greater than 90 consecutive days with full access to client positions, trading signals and proprietary research.

The CCO shall identify all Access Persons who are subject to the reporting requirements noted under procedures and inform those Access Persons of their reporting obligations including the filing of initial and annual holdings reports, and quarterly reports of transactions in Access Person Accounts as described below.2 In addition, Access Persons must adhere to the requirements in connection with their personal trading also described below.

Access Person Account. This Policy applies to all “Access Person Accounts,” which is defined as an account with the capability of trading Covered Instruments where an Access Person has any direct or indirect beneficial ownership interest or possesses trading authority. In addition to an Access Person’s personal accounts, Access Person Accounts include:

●	Accounts in which the Access Person is named as a joint party, either as the primary or secondary party;

●	Accounts in which the Access Person has control over, e.g. trust accounts, corporate accounts, Power of Attorney (“POA”) on any accounts, etc.;

●	Accounts of the Access Person’s spouse or domestic partner;

●	Accounts of the Access Person’s minor children, regardless of whether or not the Access Person is the named custodian on the account;
●	Accounts for any Access Person’s family member whose principal residence is the same as the Access Person’s residence; and

2 The CCO may make exceptions to this policy on a case-by-case basis. The CCO will maintain documentation to substantiate any exception from the policy that all Employees are considered Access Persons.

Code of Ethics

●	Any other accounts the Access Person has a beneficial ownership in or can influence trades.

The following account types are not considered “Access Person Accounts” if they do not have the capability to trade Covered Instruments:

●	Bank accounts (checking, savings, mortgage, etc.);

●	Treasury direct accounts;

●	Mutual fund-only accounts that do not have brokerage capabilities, including 529 Plans, unless the Firm provides advisory services to any mutual funds held in the account; and
●	401(k) or similar retirement accounts that are held by a previous employer of the Access Person.

Employees are responsible for correctly identifying their Access Person Accounts. If an Employee is not certain as to whether an account is an Access Person Account, it is their responsibility to seek, and comply with, guidance from the CCO.

Covered Instruments. Covered Instruments include the following:

Commodities. Access Persons may not engage in the trading of exchange traded futures, options on futures and OTC FX markets (together “Commodities”) except in accounts managed by an advisor with full discretion (see “Third Party Managed Accounts”).

Securities. Access Persons may trade equities, their listed options and exchange traded funds (together “Securities”) subject to applicable pre-clearance requirements except not on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings nor employ any other ‘company information’ for their own personal gain. Examples of ‘company information’ include client positions, trading signals and proprietary research.

Pre-clearance – Covered Instruments. Access Persons are required to obtain pre-clearance approval from the CCO before securities transactions beyond the following thresholds are executed in an Access Person Account.

●	A transaction of more than 10,000 shares or $100,000 in a given equity security;

●	A transaction of more than 1,000 equity option contracts in a given equity security;

●	A transaction in a given equity security trading for less than $1.00 per share; or

●	More than 200 discreet security transactions in a calendar year.

Code of Ethics

Furthermore, the following types of securities are considered “Exempt Securities” and as such are not subject to pre-clearance requirements:

●	Money-market funds
●	Mutual funds (unless the Firm provides advisory services to the mutual funds)

●	Indexed-based securities (ETFs) and option on these securities

●	Commercial Paper

●	Unit Investment Trusts

●	Direct Investment Plans (DRIPs)

●	Brokerage Certificates of Deposit

●	U.S. Treasury obligations

●	Debt securities issued by state and municipal government agencies of the United States

●	Transactions made through the use of an Automatic Investment Plan

●	Actions that occurred without the input of the Access Person (e.g. option expiration, called bond, converted security, etc.)

Pre-clearance - Initial Public Offerings and Private Placements. Access Persons must obtain the written approval of the CCO prior to investing in shares of initial public offerings or private placements. In approving any such transaction, the CCO must cite the reasons for such approval. Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about the investment as the CCO may request.

Short-Term Trading. Short-term trading in securities of issuers in which an Employee is an officer or director or the owner of 10% or more of a class of equity securities is subject to significant restrictions under the securities laws. The Firm strongly discourages short-term trading by Employees and therefore requires a minimum holding period from the time of the most recent transaction in the security. Access Persons are prohibited from disposing of investments within 30 calendar days of last acquisition or from re-acquiring shares within 30 calendar days of the last sales date (last-in first-out basis).

Securities identified as being “exempt” and therefore not subject to the pre-clearance requirements are also exempt from the holding period requirements. Recognizing that in some instances the holding period requirement may impose a financial hardship, exceptions to the holding period may be granted with prior written consent from the CCO.

Prohibited Transactions. No Access Person may trade in any account in any security subject to a restriction on trading issued by the CCO under the Firm’s insider trading policies and procedures set forth in this Code of Ethics or any other security specified by the CCO. The securities subject to such restrictions will be noted by the CCO on a list of restricted securities.

Beyond what has been identified in this Policy, there are no other specific transactions that are considered prohibited so long as they are not in violation applicable regulatory requirements and are consistent with the mission of the Firm to always put Client interests first.

Code of Ethics

Maintaining Access Person Accounts. The Firm must be in a position to properly oversee the trading activity undertaken by its Employees. As a result, the Firm requires all Employees to provide duplicate account statements and confirmations for all Access Person Accounts, unless the holding and transaction information is received via SchwabCT.

Procedures

Third Party Management – Lack of Discretion. Holdings and transactions reports are not required for accounts in which an Access Person is a Beneficial Owner, but over which the Access Person does not exercise investment discretion (i.e., investment discretion has been delegated to a third-party). To exclude an account over which the Access Person does not have investment discretion, the Access Person must provide the CCO with written documentation showing that someone else has been granted investment discretion over the account. Also, reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO will implement additional controls to establish a reasonable believe that an Employee has no direct or indirect influence or control over the account.3

The Use of SchwabCT. The Firm will use Schwab Compliance Technologies, Inc. (“SchwabCT”), formerly known as Compliance11, Inc., a compliance software provider, to assist in the Firm’s surveillance and review procedures for the personal securities transactions reporting requirements. Procedures for this compliance activity will conform to the user interface protocol required by SchwabCT. Should the CCO determine that for any reason SchwabCT is not reasonably available or appropriate for assisting in the personal securities transactions reporting requirements, the procedures described below will become effective.

3 Additional controls may include any of the following: Ask for supporting documentation, such as a copy of an automatic investment plan, a copy of a discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser; obtain information about a trustee or third-party manager’s relationship to the Employee; obtain periodic certifications by Employees and their trustees or discretionary third-party managers regarding the Employees’ influence or control over the trusts or accounts; provide Employees with the exact wording of the reporting exception and a clear definition of “no direct or indirect influence or control” that the Firm consistently applies to all Employees, or on a sample basis, request reports on holdings and/or transactions made in the trust or discretionary accounts to identify transactions that would have been prohibited pursuant to the Code of Ethics, absent reliance on the reporting exception.

Code of Ethics

Restricted List. The CCO will determine the securities to be placed on the Restricted List, which generally will include securities currently in an Advisory Client’s portfolio or securities on which the Firm has received MNPI. The CCO will send reminders from time to time to all Access Persons regarding the applicability and location of the Restricted List.

Pre-clearance. Each Employee who wishes to effect a transaction in any initial public offering or private placement must first obtain written pre-clearance of the transaction from the CCO. A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received. Pre-clearance will be effective for 24 hours, unless otherwise specified.

Access Person Accounts. Each Access Person must report the existence of any Access Person Account that can hold Reportable Securities. If the account can only hold Exempt Securities, the Access Person is not required to report the holdings and transactions in the account (as required for other accounts, as discussed further below.)

Reporting Requirements – Initial and Annual Holdings Reports. Each Access Person must file a holdings report disclosing all Reportable Securities (other than those that have been previously reported on account statements received by the Firm and those that are reported on any account statement received by the Firm) in any Access Person Account on the Personal Securities Holdings Report (see Appendix 3) or any substitute acceptable to the CCO. Access Persons may submit account statements in lieu of listing all securities holdings on the Personal Securities Holdings Report, provided that the Access Person must certify on the Personal Securities Holdings Report that such statements fully and accurately reflect (i) all of the information that would have been reported on the Personal Securities Holdings Report and (ii) all of the personal securities holdings required to be reported by this policy. Each such report must be submitted to the CCO no later than 10 days after becoming an Access Person, and annually thereafter. Each such report must be current as of a date no more than 45 days before the report is submitted.

Code of Ethics

Reporting Requirements – Duplicate Statements. For any account opened or maintained at a broker-dealer, bank or similar financial institution, each Employee shall be responsible for arranging for duplicate account statements and confirmations to be sent directly to the CCO at the following address:

Welton Investment Partners LLC

Eastwood Building
San Carlos between 5th and 6th
P.O. Box 6147
Carmel, California 93921-6147
Attention: Chief Compliance Officer

Such statements must be provided upon issuance for the Employee’s Access Person Accounts, and all such statements must be received no later than 30 days after the end of each quarter, except for accounts in which the Employee only transacts in Exempt Securities. Duplicate confirmations must be provided upon issuance.

Reporting Requirements – Quarterly Reporting Requirements. Each Access Person must submit to the CCO within 30 days after the end of each quarter a report of all Reportable Securities transactions effected in each Access Person Account during such quarter on the Quarterly Securities Transaction Report (see Appendix 4) or any substitute acceptable to the CCO. The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected. Information regarding such transactions need not be listed on the Quarterly Securities Transaction Report if duplicate account statements and confirmations for all Access Person Accounts have been provided to the CCO and the Employee certifies on the Quarterly Securities Transaction Report that all transactions have been reported. Employees must independently report securities that do not appear on the account statements or confirmations (e.g., any securities acquired in private placements or by gift or inheritance) on the Quarterly Securities Transaction Report (see Appendix 4). Even if no transactions are required to be reported, each Employee must certify on the Quarterly Securities Transaction Report that all transactions have been reported.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, will be reviewed by the CCO for compliance with the policies and procedures in this Manual. The CCO will review all account statements within 45 days after the end of the quarter to which they apply. The CCO shall:

●	address whether Employees followed internal procedures, such as pre-clearance;

●	compare Employee transactions to any restrictions in effect at the time of the trade;

●	assess whether the Employee is trading for his or her own account in the same financial instrument he or she is trading for Advisory Clients, and if so, whether Advisory Clients are receiving terms as favorable as those of the Employee’s trades; and

●	periodically analyze the Employee’s trading for patterns that may indicate abuse.

The CCO will document such review by initialing Employee statements or otherwise indicating the statements that have been reviewed and will maintain copies of the Employee reports and account statements received.

Code of Ethics

Confidentiality. The CCO will maintain records in a manner to safeguard their confidentiality. Each Employee’s records will be accessible only to the Employee, the CCO, senior officers and appropriate human resources personnel.

Recordkeeping. The CCO will maintain records in accordance with Rule 204A-1 under the Advisers Act, Rule 204-2 under the Advisers Act, and Rule 17j-1 under the Investment Company Act.

CCO – Oversight of Personal Securities Transactions. The oversight, review and / or authorization of personal securities transactions conducted by the CCO will be carried out by the COO or a designee of the COO in a manner consistent with the policies and procedures noted above.

Code of Ethics

Gifts, Entertainment, and Contributions

Law

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Advisory Clients. If the Firm and/or Employee were found to be acting in a position of undisclosed conflict of interest, it could be sanctioned under Section 206 of the Advisers Act.

In addition, ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. Many public employee benefit plans are subject to similar restrictions.

Other federal laws and regulations prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. Finally, providing gifts and entertainment to foreign officials may violate the Foreign Corrupt Practices Act.

Regarding political contributions, the SEC has stated that investment advisers who seek to influence the award of advisory contracts by public entities by making political contributions to public officials may cause such officials to compromise their fiduciary duty to such entities.

Policy

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Advisory Clients, brokers, vendors, or other persons that do business with the Firm. Extraordinary or extravagant gifts (i.e., gifts that have an aggregate value of more than $250 annually from a single giver) are not permissible and must be declined, returned, or donated to charity absent approval by the CCO; approval should be sought prior to receiving the gift if possible. Gifts of nominal value (i.e., gifts that have an aggregate value of no more than $250 annually from a single giver) and promotional items (e.g., pens, mugs) may be accepted. Gifts should be sent to Employees at the Firm’s offices and may not be sent to an Employee’s home.

Entertainment having a reasonable value of no more than $250 at which both the Employee and the giver are present (e.g., business lunches and dinners, and sporting and cultural events) also may be accepted. Employees may not accept entertainment having a value in excess of $250 unless (i) there is a specific business purpose for such event; (ii) both the Employee and the giver are present; and (iii) the Employee’s participation in the event has been approved in advance, when possible, by the CCO. Entertainment in excess of $250 must be reported, even if pre-approval was not possible.

Code of Ethics

Giving Gifts and Providing Entertainment. Employees may not give any gift(s) with an aggregate value in excess of $250 per year to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Advisory Clients or prospective Advisory Clients of the Firm. Employees may provide reasonable entertainment to such persons provided that both the Employee and the recipient are present and there is a business purpose for the entertainment. It is anticipated that Employees will not entertain the same person more than four times per year or spend more than $250 per person on business meals on such occasions. Employees may not provide entertainment having a reasonable value in excess of $250 to such persons unless (i) there is a specific business purpose for such event; (ii) both the Employee and the recipient are present; and (iii) the provision of such entertainment has been approved in advance by the CCO.

Registered Representatives of Broker-dealers. Registered representatives are responsible for complying with the gifts and entertainment policies and procedures of their sponsors, which may be more stringent that those of the Firm.

Cash. No Employee may give or accept cash gifts or cash equivalents to or from Advisory Clients, brokers, vendors, or other persons that do business with the Firm.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Political Contributions: Pay-to-Play Arrangements. Political contributions to public officials may not exceed limits established under SEC rules for contributions to any one official per election. See “Marketing Practices – Pay-to-Play Arrangements” below.

Gratuities to Foreign Officials. The Foreign Corrupt Practices Act prohibits the giving of anything of value to foreign officials and foreign political parties, their officials and their candidates for office. See “Marketing Practices – Pay-to-Play Arrangements and Foreign Corrupt Practices” below.

Charitable Contributions. Employees may not solicit charitable contributions from Advisory Clients, brokers, vendors, or other persons that do business with the Firm without the prior approval of the CCO, who shall maintain a record of each such solicitation.

Code of Ethics

Advisory Client Complaints. Employees may not make any payments or other account adjustments to Advisory Clients in order to resolve any type of complaint. All such matters must be handled by the CCO.

ERISA Considerations. Employees should never offer gifts or other favors for the purpose of influencing ERISA Advisory Client or prospective Advisory Client decision-making. Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the plan.

Procedures

The Use of SchwabCT. The Firm will use SchwabCT, a compliance software provider, to assist in the Firm’s surveillance and review procedures for gifts, entertainment and contributions. Procedures for this compliance activity will conform to the user interface protocol required by SchwabCT. Should the CCO determine that for any reason SchwabCT is not reasonably available or appropriate for assisting in the surveillance and review procedures of gifts, entertainment and contributions, the procedures described below will become effective.

Prohibited Gifts and Entertainment. If an Employee has been offered a gift with an aggregate value exceeding $250 from any Advisory Client, broker, vendor, or other person that does business with the Firm or has been invited to participate in an event having a value in excess of $250, the Employee must seek the approval of the CCO in order to accept or retain such gift or entertainment. If an Employee wishes to provide any such gift or entertainment above the value of $250 to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Advisory Clients or prospective Advisory Clients of the Firm, the Employee must seek the approval of the CCO prior to providing such gift or entertainment. All approvals of gifts and entertainment will be recorded in a gift and entertainment log. If there is any question about the appropriateness of any particular gift, Employees should consult the CCO.

Expense Reports. The Director of Finance will review all reports or other documentation regarding Employee expense reimbursement periodically to monitor compliance with this policy and report any suspected violation of policy to the CCO.

Political Contributions. See “Marketing Practices – Pay-to-Play Arrangements” below.

Code of Ethics

Charitable Contributions. Prior to soliciting charitable contributions from any Advisory Client, broker, vendor, or other person that does business with the Firm, an Employee must receive the approval of the CCO. The Employee must notify the CCO of amounts received from such persons as a result of such solicitation. All such approvals must be documented and include information regarding the Employee, the charity, the date of the solicitation and the amounts received.

Donations by the Firm or Employees to charities with the intention of influencing such charities to become Advisory Clients or Investors are strictly prohibited. Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Code of Ethics

Outside Business Activities

Law

The Firm’s fiduciary duties to Advisory Clients dictate that the Firm and its Employees devote their professional attention to Advisory Client interests above their own and those of other organizations.

Policy

Employees may not engage in any of the following outside business activities (excluding those with Firm affiliates and Firm sponsored private investment funds) without the prior written consent of the CCO. Employees may not:

●	be engaged in any other business;

●	be an officer of or employed or compensated by any other person for business-related activities;

●	serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the Firm or its affiliates;

●	engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Advisory Clients;

●	have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm (other than ownership of publicly traded securities) from which the Employee might benefit or appear to benefit materially; or

●	serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations. Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee sits and that the Employee does not participate in investment or political contribution decisions of the organization.

Restrictions on Activities. With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect: (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, equipment or stationery for any purpose not directly related to the Firm’s business, unless such Employee has obtained prior approval from the CCO; and (iii) if the activity was required to be and has been approved by the CCO, the Employee must report any material change with respect to such activity.

Code of Ethics

Procedures

Approval. Before undertaking any of the activities listed above, the Employee must provide to the CCO detailed information regarding all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from the CCO. The CCO will evaluate whether disclosure of the outside activity is required in the Firm’s Form ADV.

Code of Ethics

Confidentiality

Law

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm, its affiliates, their investments and investment strategies, or its Advisory Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality, regardless of when such information was produced or obtained by the Firm. Confidential Information includes documentation in any medium or format whatsoever, and all reproductions, copies, notes and excerpts of any documentation comprising or including any Confidential Information, as well as information orally conveyed to the Employee.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally available to the public or industry other than as a result of a disclosure by the Employee; or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Policy

Employees (including Employees secunded to or providing services to the Firm who are deemed subject to this Manual) shall not at any time while employed or at any time after being employed (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of the Firm; or (ii) use or appropriate any Confidential Information. However, Confidential Information may be shared in accordance with the Firm’s Privacy Policy.

Procedures

Restrictions on Communications of Confidential Information. Each Employee agrees to inform the CCO promptly if he or she (i) is seeking an exception in order to disclose Confidential Information in contravention of Firm policy; or (ii) discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Physical Security of Information. Employees should avoid discussions of Confidential Information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. Use of speaker phones or cellular telephones also shall be avoided in circumstances where Confidential Information may be overheard by unauthorized persons. Documents and files that contain Confidential Information must be kept secure in order to minimize the possibility that such Confidential Information will be transmitted to an unauthorized person. Confidential documents should be stored in locked file cabinets or other secure locations. Confidential databases and other Confidential Information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons. All Employees should lock their computers at the end of each work day.

Code of Ethics

Company Property. Employees may not physically remove Confidential Information from the premises of the Firm except consistent with and in furtherance of the performance of their duties to the Firm. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee promptly will deliver all copies of such materials to the Firm.

Discarding Information. Employees may only discard or destroy Confidential Information in accordance with the Document Destruction policy contained in the Recordkeeping portion of this Manual. Employees are reminded that electronic and hard copy media containing Nonpublic Personal Information must be destroyed or permanently erased before being discarded.

Code of Ethics

Conflict of Interest Policy

Law

Section 206 of the Advisers Act generally makes it unlawful for an investment adviser to engage in fraudulent, deceptive, or manipulative conduct. Section 206 is broader than the antifraud provisions in the federal securities laws and is intended to bring conflicts of interest to the attention of clients to permit fully informed decisions regarding the adviser.

While the amount and nature of the disclosure required depend on the facts and circumstances of each case, the duty of disclosure in situations involving a potential conflict of interest has generally been construed to be broader than under normal circumstances (i.e., more extensive and detailed disclosures are required). Examples of potential conflicts of interest, and the high standard of disclosure to which they are subject, include:

●	Where an adviser receives compensation, directly or indirectly, from a source other than the client for recommending a security, the nature and extent of the compensation must be set forth.

●	Where an adviser owns or is affiliated with a broker through which clients’ transactions will be traded, the nature and extent of the adviser’s interest or affiliation and the fact that the adviser may benefit from the transactions should be disclosed.

●	Where an adviser (or an affiliate) will be buying or selling the same securities as a client, the client should be informed as to whether the adviser may recommend a security it also owns, or whether the adviser (or an affiliate) may take the position inconsistent with the client’s position.
●	Where an adviser or related party compensates a third party for referring a client, the material terms of the arrangement should be disclosed to the client.

Furthermore, Section 206 has been held by the courts to impose a fiduciary duty on advisers by operation of law. The purpose of this duty is to eliminate conflicts of interest and to prevent an adviser from overreaching or taking unfair advantage of a client’s trust. As a fiduciary, an adviser owes its clients more than honesty and good faith alone. Rather, an adviser has an affirmative duty of “utmost good faith to act solely in the best interests of the client and to make full and fair disclosure of all material facts, particularly where the adviser’s interests may conflict with the client’s. Pursuant to this duty, an adviser must at all times act in its clients’ best interests, and its conduct will be measured against a higher standard of conduct than that used for mere commercial transactions.” Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duty are the following:

●	A duty to have a reasonable, independent basis for its investment advice

Code of Ethics

●	A duty to obtain best execution for clients’ securities transactions when the adviser has brokerage discretion

●	A duty to ensure that its investment advice is suitable to the client’s objectives, needs, and circumstances

●	A duty to refrain from effecting personal securities transactions inconsistent with client interests

●	A duty to be loyal to clients.

Policy

Consistent with the Code of Ethics adopted by the Firm, it is the policy of the Firm to act solely in the best interests of Advisory Clients and to make full and fair disclosure of all material facts, particularly where the Firm’s interests may conflict with those an Advisory Client.

Procedures

Actual and potential conflicts of interest between the Firm, affiliates of the Firm and Advisory Clients may arise from the following activities or arrangements.

●	Employee Responsibilities: Employees who serve in multiple capacities for Welton and Welton affiliates may at times face inherent conflicts of interest in allocating their time and in serving their own financial and other interests, as well as the interests of their respective clients and underlying investors. However, Welton and its affiliates monitor these conflicts through their compliance programs and codes of ethics to ensure that client interests are placed above all others.

●	Affiliate Relationships: Affiliate relationships may give rise to potential conflicts of interest such as in the case where the Advisor directs Advisory Client business to an affiliate. At present, Welton does not have any affiliate relationships that provide services to Advisory Clients. Welton will continue to assess affiliate relationships at least annually to ensure that no services are being provided Advisory Clients by Welton affiliates that are not otherwise being disclosed.

●	Cross or Agency Cross Transactions: An activity that could result in a conflict of interest would be to execute cross or agency cross transactions where Welton or an affiliate acts as the broker for both an Advisory Client and the other party to the transaction. As a practical matter, neither Welton nor its affiliates provide brokerage services. Should at some point in the future Welton or one of its affiliate acquires the ability to provide brokerage services, appropriate disclosures will be made to Advisory Clients.

●	Side Letter Agreements: Side letter agreements typically provide certain investors with terms different from those given under an Advisory Client’s offering documents. A conflict of interest would arise if side letter terms were given to one investor at the expense of other investors without adequate disclosure to all investors that such arrangements may exist. All current and future side letter terms are limited to fee breakpoints. There are no preferential terms given with regards to special rights, allocations, pricing or liquidity.

Code of Ethics

●	Performance-based Fees: Managing accounts that are charged performance-based fees at varying rates may give rise to a potential conflict of interest, as a manager may have an incentive to favor the accounts of clients for which such manager receives higher performance-based fee compensation. Welton and Welton’s affiliates have established allocation procedures so that all clients are treated fairly and equally on an overall basis, and to prevent this potential conflict from materially influencing the allocation of investment opportunities among such clients.

●	Side-by-Side Management: From time to time, it may be appropriate for more than one Advisory Client managed by Welton to trade in the same securities or futures contracts at the same time. As a general rule, such orders are combined (or bunched) and allocations among Welton’s Advisory Clients acquiring the same instrument on the same day are effected on a pro rata basis, based on the relative value of the accounts, or otherwise on an allocation amount determined at the time of the order. When a bunched order results in a split fill, the highest fill price will be allocated to the Advisory Client with the highest account number, and correspondingly, lowest fill price to lowest account number. While Welton’s goal is to be fundamentally fair on an overall basis with respect to all Advisory Clients, there can be no assurance that on an overall or trade-by-trade basis that any particular client will not be treated more favorably than another.

●	“Soft Dollar” Arrangements: To the extent Welton is able to direct brokerage services on behalf of its Advisory Clients, Welton looks to select financial intermediaries it considers to be reputable and creditworthy. In making its selection of financial intermediaries, Welton takes into account the financial intermediaries’ reliability, reputation, financial responsibility, stability, ability to execute trades, arbitrage operations, nature and frequency of sales coverage, commission rate and responsiveness. Presently, neither Welton nor its affiliates make use of any “soft dollar” arrangements or receive any other fall-out benefits. Should at some point “soft dollar” arrangements be entered into by Welton or its affiliates, appropriate disclosures will be made to all Advisory Client investors.

Identification, Review and Escalation Process: In addition to the policies and procedures noted above, on an annual basis the CCO will review and update disclosures made in this Manual including conflict of interest disclosures. If at any time the existence of a conflict of interest is known to exist between Welton, its affiliates and Advisory Clients and their investors, the matter will be referred to the CCO for consideration and remediation as appropriate. Should the CCO have a material conflict of interest, the CCO will promptly recuse himself from the investigation and inform senior management in writing.

Code of Ethics

Disclosure of Portfolio Holdings

Law

Each Mutual Fund Advisory Client is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). As such, Mutual Fund Advisory Clients are required under Rule 17j-1 of the Investment Company Act to adopt a code of ethics designed to prohibit fraudulent or deceitful conduct. Advisers, such as Welton, providing advisory services to Mutual Fund Advisory Clients are obligated to conduct themselves in manner that is not in violation of the code of ethics adopted by each Mutual Fund Advisory Client. Recognizing that employees of Welton will have access to the portfolio holdings of Mutual Fund Advisory Clients, the following policy is intended to elaborate on such codes of ethics to ensure that the disclosure of information about the Mutual Fund Advisory Clients’ portfolio holdings is in the best interest of Mutual Fund Advisory Clients and their investors.

Policy

Information about the portfolio holdings of Mutual Fund Advisory Clients should not be distributed to any person unless:

●	The disclosure is required to respond to a regulatory request, court order or other legal proceedings;

●	The disclosure is to a mutual fund rating or, statistical agency or person performing similar functions who has if necessary signed a confidentiality agreement with the Mutual Fund Advisory Client;

●	The disclosure is made to internal parties involved in the investment process, administration or custody of the Mutual Fund Advisory Client, including but not limited to the Mutual Fund Advisory Client’s administrator and Board of Trustees;

●	The disclosure is (a) in connection with a quarterly, semi-annual or annual report that is available to the public or (b) relates to information that is otherwise available to the public (e.g. portfolio information that is available on a Mutual Fund Advisory Client’s website); or

●	The disclosure is made pursuant to prior written approval of the CCO of Mutual Fund Advisory Client, or other person so authorized.

Procedures

The CCO has responsibility for overseeing the disclosure of portfolio holdings of Mutual Fund Advisory Clients pursuant to this policy. Where appropriate, the CCO will obtain written approval of the CCO of the Mutual Fund Advisory Client prior to disclosure of portfolio holdings of Mutual Fund Advisory Clients. Any suspected breach of this policy should be reported immediately to the CCO who will in turn report the incident to the CCO of the Mutual Fund Advisory Client.